UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2010

Apple REIT Eight, Inc.
(Exact name of registrant as specified in its charter)

Virginia	000-53175	20-8268625
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

814 East Main Street, Richmond, VA	23219
(Address of principal executive offices)	(Zip Code)

(804) 344-8121
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

          Apple REIT Eight, Inc. (which is referred to below as the “Company”) is filing this report in accordance with Items 1.01, 2.03 and 9.01 of Form 8-K.

Item 1.01. Entry into a Material Definitive Agreement

          On October 28, 2010, the Company, through one of its wholly owned subsidiaries, entered into two loan agreements with Branch Banking and Trust Company. One of the loan agreements provides for an unsecured revolving credit facility of $75 million and a maturity date of October 28, 2012. The second loan agreement provides for an interest only term loan of $25 million also with a maturity date of October 28, 2012. Interest on both loans will be payable monthly on the outstanding balance based on an annual rate of LIBOR plus 2.25%, with a minimum annual interest rate of 3.50%. Under the terms and conditions of the loan agreements, the Company may make voluntary prepayments in whole or in part, at any time on both loans.

          At closing the Company borrowed approximately $73.2 million under the loans to extinguish its existing unsecured loan and for transaction costs. The remaining balance available under the loans will be used for general corporate purposes, including capital expenditures, redemptions and distributions.

          The loan agreements each contain (i) mandatory prepayment requirements, (ii) negative covenants, including, but not limited to, restrictions on indebtedness, liens, investments, mergers, consolidations, sales and leasebacks, distributions, sales and other dispositions of assets and transactions with affiliates, (iii) financial covenants, including but not limited to, minimum tangible net worth, maximum ratio of debt to net worth, minimum debt service ratio and minimum ratio of operating income to debt service and dividends, and (iv) a negative pledge agreement which requires the Company to maintain a specific pool of unencumbered hotels. The unencumbered hotels are required to maintain a value as defined in the loan agreement of at least $150 million and no single property can have a value in excess of $40 million. The loan agreements also contain other affirmative covenants, representations and warranties customary for agreements of their type.

          The term loan is secured by two of the Company’s hotels, the Residence Inn® by Marriott in Oceanside, California and the Residence Inn® by Marriott in Burbank, California

          The Company’s obligations under the loan agreements are jointly and severally guaranteed by the Company and certain wholly owned subsidiaries. The loan agreements contain events of default customary for agreements of their type and the loan agreements contain cross default provisions. The occurrence of any such event will authorize the lenders to terminate their commitments and/or accelerate the Company’s repayment obligations.

          The foregoing description of the loan agreements does not purport to be a complete statement of the terms under the loan agreements and the transactions contemplated thereby, and is qualified in its entirety by the full terms and conditions of the loan agreements which are filed as Exhibit 10.52 to this current report on Form 8-K and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under and Off-Balance Sheet Arrangement of a Registrant

          The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits

a. Financial statements of businesses acquired.

               None.

b. Pro forma financial information.

               None.

c. Shell company transaction.

               Not Applicable.

d. Exhibits.

Exhibit 10.52	Loan agreements dated October 28, 2010 between Apple Eight Hospitality, Inc. and Branch Banking and Trust Company

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple REIT Eight, Inc.

By:	/s/ Glade M. Knight

Glade M. Knight,
Chief Executive Officer

November 3, 2010